SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Uroplasty, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1719250
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2718 Summer Street NE, Minneapolis, MN 55413-2820
(Address of principal executive offices)

Uroplasty, Inc. 2002 Employee Stock Option Plan
(Full Title of the Plan)

Daniel G. Holman, Chief Executive Officer
Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413
612-378-1180
(Name and Address, including zip code, and telephone number, including area code, of Agent for service)

Copy to:
Jeffrey C. Robbins, Esq.
c/o Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
612-672-3600

CALCULATION OF REGISTRATION FEE

Title of	Amount to be	Proposed	Proposed	Amount of
Securities to	Registered	Maximum	Maximum	Registration
be Registered	(Shares) (1)	Offering	Aggregate	Fee
		Price Per	Offering
		Share (2)	Price (2)

Common Stock	650,000	$4.25	$2,762,500	$224.00

(1)  This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2002 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Uroplasty, Inc.

(2)  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Uroplasty, Inc. on July 10, 2003.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EX-5.1 Opinion/Consent of Messerli and Kramer P.A.
EX-23.1 Consent of KPMG LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC since the end of the fiscal year covered by the annual report referred to below under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1.     Form 10-KSB, Annual Report of the Registrant for the fiscal year ended March 31, 2003 and filed May 20, 2003.

2.     Item 8 of Form 10 of the Registrant, dated July 10, 1996, Exchange Act File No. 000-20989, or comparable section, whichever is applicable, concerning “Description of Registrant’s Securities to be Registered,” and any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities. Not applicable.

Item 5.  Interests of Named Experts and Counsel. Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under Sections 302A.161(1) and (22), and Section 302A.521, Minnesota Statutes, the Registrant is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended, unless its Articles of Incorporation or Bylaws prohibit or limit such indemnification. The Registrant’s Articles of Incorporation and Bylaws do not contain any such prohibition or limitation. Article Five of the Registrant’s Bylaws requires indemnification to the full extent required by Minnesota law.

     The general effect of such provisions is to relieve the directors and officers of the Registrant from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Registrant, except where such persons have not acted in good faith.

     In the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act. As a result, the above provisions may not limit liability of our directors,

officers, employees and agents for violations of, or relieve them from the necessity of complying with, the federal securities laws.

Item 7.  Exemption from Registration Claimed. Not Applicable.

Item 8.  Exhibits.

     Exhibits required by or referenced in Item 601 of Regulation S-B and filed with this Registration Statement.

     4.1 Uroplasty, Inc. 2002 Employee Stock Option Plan (filed as Appendix B to Proxy Statement filed with the SEC on August 1, 2002).

     5.1 Opinion of Messerli and Kramer P.A. regarding legality of securities.

     23.1 Consent of KPMG LLP, Independent Certified Public Accountants.

     23.2 Consent of Messerli and Kramer P.A. (contained in Exhibit 5.1 to this Registration Statement).

     24.1 Power of Attorney (contained on page II-1).

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 16th day of July, 2003.

Uroplasty, Inc.

By	/s/ Daniel G. Holman

Daniel G. Holman, Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel G. Holman and Arie J. Koole and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Dated

/s/ Daniel G. Holman Daniel G. Holman	Chief Executive Officer, Chief Financial Officer, Director (Principal Executive and Financial Officer)	July 16, 2003

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Signature	Title	Dated

/s/ Arie J. Koole Arie J. Koole	Controller (Principal Accounting Officer)	July 16, 2003

/s/ Joel R. Pitlor Joel R. Pitlor	Director	July 16, 2003

/s/ R. Patrick Maxwell R. Patrick Maxwell	Director	July 16, 2003

/s/ Thomas E. Jamison Thomas E. Jamison	Director	July 16, 2003

/s/ Sam B. Humphries Sam B. Humphries	Director	July 16, 2003

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